Exhibit 23 (c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-202290-02) of LG&E and KU Energy LLC and in the related Prospectus of our report dated February 19, 2016, with respect to the consolidated financial statements and schedule of LG&E and KU Energy LLC included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Louisville, Kentucky
February 19, 2016